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                             FORM N-6, ITEM 26(d)
                                    CONTRACTS
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                     American United Life Insurance Company
                              [One American Square
                             Indianapolis, IN 46206]

                       CREDIT OF PREMIUM DISABILITY RIDER

This rider is a part of the policy to which it is attached. The Policy Date of this rider is the same as the Policy Date of the policy unless otherwise stated on the Rider Specifications Page. The rider's provisions shall control when there is a conflict between this rider and the policy.

Definitions

Insured - As used in this rider, the Insured is the same as the Insured for the policy.

Benefit Amount - The amount of the premium to be credited to the policy. It is chosen at the time of application and the amount is listed on the Rider Specifications Page.

Total Disability - A disability that:

     (1) Results from an injury first occurring or a disease first manifesting itself after the Policy Date of rider, but before the Policy Anniversary on which the Insured reaches the Attained Age of 65;

     (2)  Has continued for at least six (6) months;

     (3) Requires regular attendance by a licensed physician other than the Insured; and

     (4) Prevents the Insured from performing the material and substantial duties of an occupation for pay or profit. During the first 24 months of Total Disability, an "occupation" means the Insured's regular occupation at the time the Total Disability began. Afterwards, "occupation" means any occupation for which the Insured is, or could reasonably become, qualified by reason of education, training, or experience. (Being a homemaker or a student is considered engaging in work for pay or profit).

Benefit

While this policy is in force, if the Total Disability continues for a consecutive period of six (6) months, then we will credit to the Account Value the Benefit Amount for this rider as shown on the Rider Specifications Page, subject to the following:

     (1) If the Insured's Total Disability begins before the Policy Anniversary on which the Insured reaches the Attained Age of 60, we will credit the Benefit Amount to the Account Value during the continuance of that disability until the Policy Anniversary on which the Insured reaches the Attained Age of 121.

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     (2)  If  Insured's  Total   Disability   begins  on  or  after  the  Policy
          Anniversary on which the Insured reaches the Attained Age of 60, we will credit the Benefit Amount to the Account Value during the continuance of that disability until the Policy Anniversary on which the Insured reaches the Attained Age of 65.

The amount credited to the Account Value will be treated as if it was a regular premium payment in that all of the charges described in the Policy will still apply. Crediting of Benefit Amounts under this rider does not guarantee that the Policy will continue in force.

The Benefit Amount credited to the Account Value will not be taken from the policy proceeds.

Exclusions

The following is a list of the exclusions in which the benefits are not available under this rider:

     (1) Total Disability caused or contributed to by an attempt at suicide, or intentionally self-inflicted injury, while sane or insane;

     (2) Total Disability caused or contributed to by active participation in a riot, insurrection or terrorist activity;

     (3) Total Disability caused or contributed to by committing or attempting to commit a felony;

     (4) Total Disability caused or materially contributed to by the voluntary intake or use by any means of:

          (a) Any drug, unless prescribed or administered by a physician and taken in accordance with the physician's instructions; or

          (b) Poison, gas or fumes, unless a direct result of an occupational accident;

     (5)  Total   Disability   caused  or  contributed  to  by  intoxication  as
          "intoxication" is defined by the jurisdiction where the disability occurred;

     (6) Total Disability caused or materially contributed to by participation in an illegal occupation or activity; and/or

     (7) Total Disability caused or contributed to by any condition disclosed in the application and explicitly excluded in a form attached to the policy.

Notice of Claim and Proof of Disability

Before we will credit any amount under this rider, we must receive a written notice of claim and proof of Total Disability while the Insured is living and totally disabled, or as soon as reasonably possible.

Written notice should be sent to us. We will then provide claim forms requesting proof of Total Disability. Forms should be completed and returned to us as soon as possible after the Insured has been totally disabled for six (6) months.

Until we approve the claim, premiums will continue when due as provided in the policy. After we approve your claim and we begin to credit the Benefit Amount, we will refund any premium previously paid during a period of Total Disability. If the Total Disability begins during a Grace Period, sufficient funds will be required to be added to the Account Value by the Policy Owner. This ensures that any overdue Monthly Deductions can be deducted to avoid a lapse of insurance before we approve the claim for the credit of the Benefit Amount.

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Proof of Continuation of Total Disability

After we approve the claim, we will require proof of the continuation of Total Disability. During the first 24 months, proof will not be required more frequently than once every 30 days. After that time, proof will not be required more than once in any 12-month period. As part of the proof requirements, we may, at our own expense, designate a physician to examine the Insured.

Incontestability

This rider will not be contested after it has been in force during the lifetime of the Insured for two (2) years from the Policy Date or the effective date of the rider, except for non-payment of premium or fraud when permitted by applicable law in the state where the policy is delivered or issued for delivery. Any period during which the Insured was Totally Disabled will not be included in the determination of the two (2) year period.

Nonforfeiture Values

This rider does not have any Account Value, Cash Value, Cash Surrender Value, or loan value.

Cost of Benefit

The cost for this rider is determined monthly and deducted from the Account Value of the policy on each Monthiversary until the rider terminates. The cost for this rider is shown on the Rider Specifications Page.

Termination

This rider terminates on the earliest of the following dates:

     (1) The date the policy is terminated or continued as paid-up or extended term insurance;

     (2)  The Monthiversary following the date requested by you in writing;

     (3)  Upon nonpayment of the premium for this rider; and

     (4) The Policy Anniversary on which the Insured reaches the Attained Age of 65, unless the Insured is on claim paying status.


            Signed for American United Life Insurance Company(R) by,

                                Thomas M. Zurek
                                   Secretary


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